EXHIBIT 99.1

                      ARMANINO FOODS OF DISTINCTION, INC.



For Immediate Release                      For More Information Contact:
March 10, 2005                             William Armanino, President & CEO
                                           Edmond J. Pera, COO
                                           (510) 441-9300



                      ARMANINO FOODS OF DISTINCTION, INC.
                   ANNOUNCES PLANS TO VOLUNTARILY TERMINATE
                      SEC REGISTRATION AND NASDAQ LISTING

     Hayward, CA (March 10, 2005) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today that its board of directors has unanimously approved the termination of the Company's SEC registration and NASDAQ listing. The filing of a Form 15-Certification and Notice of Termination with the SEC is expected to be made on or about May 13, 2005. William J. Armanino, President and CEO of Armanino Foods said, "The board has taken this action after careful and deliberate consideration of the costs and benefits of continued SEC registration and our NASDAQ listing. We have noted with interest the many reports appearing in the financial press that hundreds of strong, stable but small public companies have decided or are considering the same action. Ultimately we also decided that the increased devotion of board and management time to compliance with the Sarbanes-Oxley Act and NASDAQ listing requirements, as well as the financial burden of increased auditing and legal fees and costs made necessary by the compliance requirements, clearly outweighed the benefits of SEC registration and NASDAQ listing. We believe that our shareholders will be much better served if we devote more of our management time and financial resources to product development and sales and marketing rather than legal and accounting compliance matters."

     Effective at the time the Form 15 is filed, the Company's obligations to file periodic reports with the SEC will be immediately suspended and the
Company's common stock will no longer be traded on NASDAQ.   The Company
expects that its common stock will continue to be quoted through the Pink Sheets Electronic Quotation Service, although the Company can make no assurance that the Company's stock will be quoted on the Pink Sheets. The Company intends to file its Annual Report on Form 10-KSB for the year ended December 31, 2004 in a timely manner, but does not plan to file a Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

     The Company is eligible to deregister because as of the end of 2004 it had fewer than 500 shareholders of record and as of the end of 2002, 2003 and 2004 had less than $10 million in assets. Although following deregistration the Company will no longer be required to file Forms 10-KSB, 10-QSB, 8-K and proxy statements, the Company will continue to have its financial statements audited and expects to make quarterly and annual financial and other information publicly available, including by posting such information on its website, www.armaninofoods.com, and on www.pinksheets.com.

     Armanino concluded, "Quite frankly, despite the deregistration we don't expect that the Company's approach to financial reporting, communications with the marketplace and internal controls will change in any material way. We believe this decision will be good for our shareholders as we will be able to focus more attention and financial resources to support our strategies to grow our business and maintain our dividend policy. We do not believe that deregistration will prevent us from taking advantage of any opportunities that the marketplace may present to us, or to materially restrict us from implementing our business strategies."

      Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.

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This press release contains forward-looking statements within the meaning of
U.S. securities laws. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. The Company assumes no obligation to update the information included in this press release.

                                     END